Exhibit 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-32501 and No. 333-32503 of Champps Entertainment, Inc. (f/k/a Unique Casual Restaurants, Inc.) on Form S-8 of our report dated October 1, 1999 appearing in this Annual Report on Form 10-K of Champps Entertainment, Inc. for the year ended June 27, 1999.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 27, 1999